     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated August 26, 2020, accompanying the financial statements of Investment Grade Corporate Trust, 5-8 Year Series 27 (included in Invesco Unit Trusts, Taxable Income Series 600) as of April 30, 2020, and for the period from May 26, 2017 (date of deposit) through April 30, 2018 and for each of the two years in the period ended April 30, 2020, and the financial highlights for the period from May 26, 2017 (date of deposit) through April 30, 2018 and for each of the two years in the period ended April 30, 2020, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-214006) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
August 26, 2020